        EXHIBIT 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185 Fax: 720-981-1186
Trading Symbol: VGZ Toronto and NYSE MKT Stock Exchanges

__________________ NEWS _________________

VISTA GOLD ANNOUNCES UPDATED MT TODD PRELIMINARY FEASIBILITY STUDY SHOWING STRONG RETURNS AT US$1300 GOLD PRICE

Denver, Colorado, January 24, 2018 - Vista Gold Corp. (“Vista” or the “Company”) (NYSE American and TSX: VGZ) today announced the positive results of an updated preliminary feasibility study (the “PFS”) for its Mt Todd gold project (“Mt Todd” or the “Project”) in Northern Territory, Australia.  The PFS is based on the results of a comprehensive review of all aspects of the Project and the re-design of elements of the process flow sheet, incorporating automated sorting and grinding circuit design changes in a 50,000 tonne per day (“tpd”) project.  The process improvement efforts have resulted in reduced operating costs, increased gold recovery and higher gold production at Mt Todd.  Management of Vista believes that the design changes have allowed Vista to achieve a significant improvement in the Project’s economics at the current gold price. The PFS was authored by Tetra Tech Inc. with Mine Development Associates, Resource Development Inc., Proteus EPCM Engineers (a Tetra Tech Company), and POWER Engineers, Inc.  Unless otherwise specified, all $ amounts in this press release are expressed in US$.

Highlights of the updated PFS include:

•	Estimated proven and probable reserves of 5.85 million ounces of gold (221.0 million tonnes at 0.82 g Au/t) at a cut-off grade of 0.40 g Au/t, a decrease of 0.9% from the Company’s May 2013 PFS(1);
•

Average annual production of 382,211 ounces of gold per year over the life of the Project, including average annual production of 479,450 ounces of gold per year during the first five years of operations;

•	Life of mine average cash costs of $645 per ounce, including average cash costs of $571 per ounce during the first five years of operations;
•	A 13 year operating life;
•	Initial capital requirements of $839 million; and
•	After-tax NPV5% of $679.0 million and IRR of 20.5% at a $1,300 per ounce gold price with a $0.80:AUD1.00 exchange rate.

(1)     See Cautionary Note to United States Investors below.

Vista’s President and CEO, Frederick H. Earnest, commented, “In 2016, we began an effort to review all aspects of the Mt Todd development plan, focused on improving the economics of the Mt Todd gold project.  The results of this updated PFS demonstrate that Mt Todd is a robust project at today’s gold price and foreign exchange rate.  We believe it is a world class project that enjoys long-standing government and community support.  As we announced earlier this week, we have received the last major environmental permit for the Project.  We believe this environmental authorization, together with the PFS results that we are announcing today provide a solid foundation for continued advancement of Mt Todd and an improved valuation for the Vista shareholder.”

He added, “Through the comprehensive testing and design work completed over the past 18 months, we have significantly improved Mt Todd.  The incorporation of automated sorting technology enabled us to improve the grade and reduce the quantity of feed to the newly designed grinding circuit. By using the excess capacity in the high pressure grinding roll (“HPGR”) crushing circuit, and changing to a more efficient 2-stage grinding circuit, we are able to economically grind to 60 microns and achieve an expected gold recovery of 86.4% (net of solution losses).  As a result, gold recovery is expected to increase 4.1% net of sorting losses.  The reduced feed to the grinding circuit and efficiencies in the design of the grinding circuit result in lower operating costs, in part due to a 6% reduction in required power.  The combination of increased gold recovery, higher gold production, and reduced power consumption, results in an economically robust, advanced stage gold development project with a 20.5% after-tax IRR at a $1,300 gold price.”

Vista’s senior management team is attending the AME Mineral Exploration Roundup January 24-25, 2018 in Vancouver and will be available to discuss these results at the conference.  A conference call and webcast to discuss highlights of the PFS will be held Tuesday, January 30, 2018 at 2:00 pm MST.    Call-in details are located at the end of this release.

Jessica Spriet, Rex Bryan,  and Erik Spiller on behalf of Tetra Tech, Thomas Dyer, on behalf of Mine Development Associates, Deepak Malhotra, on behalf of Resource Development Inc., and Zvon Ponos, on behalf of Proteus EPCM Engineers, all independent Qualified Persons as defined by Canadian National Instrument 43-101 (“NI 43-101”), prepared or supervised the preparation of the information that forms the basis for the scientific and technical information disclosed herein and they have reviewed this press release and consented to its release.    Dr. Deepak Malhotra has verified the metallurgical testing program and data in respect of the process improvements.  For additional information on data verification, quality assurance and control, key assumptions and other matters relating to the Project, see Vista’s Annual Report Form 10-K as filed on February 22, 2017.

Highlights

Highlights of the PFS are presented in the table below.

50,000 tpd @ $1,300/oz Au	Years 1-5		Life of Mine (“LOM”) (13 years)
	Annual Average	Total	Annual Average	Total
Average Milled Grade (g Au/tonne)	0.98		0.82
Payable Gold (000’s ozs)	479	2,397	382	4,956
Gold Recovery	86.4%		85.8%
Cash Costs ($/oz)	$571		$645
Strip Ratio (waste:ore)	2.83		2.52
Initial Capital ($ millions)			$839
After-tax Payback (Production Years)			3.2
Pre-tax NPV5% ($ millions)			$1,178
After-tax NPV5% ($ millions)			$679
IRR (Pre-tax / After-tax)			27.3% / 20.5%

Note: Economics presented using $1,300/oz gold and a flat $0.80 USD : $1.00 AUD exchange rate and assumes deferral of certain Territory tax obligations as well as realization of equipment salvage values at the end of the mine life.

Project Economics

The following table provides additional details of the Project’s after-tax economics at variable gold prices and Australian dollar assumptions.

Foreign Exchange (US$/AUD)	Gold Price
	$1,100		$1,200		$1,300		$1,400		$1,500
	IRR	NPV5	IRR	NPV5	IRR	NPV5	IRR	NPV5	IRR	NPV5
0.70	15.9%	$439	20.5%	$632	24.9%	$825	29.1%	$1,016	33.2%	$1,208
0.75	13.8%	$366	18.3%	$559	22.6%	$752	26.8%	$944	30.8%	$1,136
0.80	11.9%	$292	16.3%	$486	20.5%	$679	24.6%	$872	28.6%	$1,063
0.85	10.1%	$222	14.3%	$412	18.5%	$606	22.5%	$799	26.4%	$991
0.90	8.3%	$150	12.5%	$339	16.6%	$532	20.6%	$726	24.4%	$918

Note: Changes in Foreign Exchange rates are only applied to operating costs and not applied to either initial or sustaining capital costs.

Capital Costs

Key capital expenditures for initial and sustaining capital requirements are identified in the following table.

Capital Expenditures ($Thousands) 50,000 tpd	Initial Capital	Sustaining Capital
Mining	$144,278	$385,207
Process Plant	$340,768	$22,992
Project Services	$117,744	$82,857
Project Infrastructure	$23,263	$0
Site Establishment & Early Works	$19,723	$0
Management, Engineering, EPCM Services	$85,941	$0
Preproduction Costs	$11,127	$0
Contingency	$95,988	$3,189
Sub-Total5	$838,832	$494,245
Asset Sale and Salvage	$0	($141,788)
Total Capital	$838,832	$352,457
Total Capital per payable ounce gold	$169	$71

Note: may not add due to rounding.

Operating Costs

The following table presents a breakdown of operating costs.  The Project includes a 70MW power plant in the initial capital.  Power is anticipated to be generated by gas-fired reciprocating engines (nominal 10MW capacity).  The Project consumes all power generated during the operating life.  Self-generated power creates significant savings in operating costs compared to a grid-sourced power solution.  During the four years of reclamation and closure, the PFS assumes Vista will continue generating power and will sell 20MW of power into the Northern Territory electrical grid, for which there is a known market and indicative purchase rates have been provided by the government-owned utility.

Operating Cost – 50,000 tpd	First 5 Years		LOM Cost
	Per tonne processed	Per ounce	Per tonne processed	Per ounce
Mining	$7.06	$260.23	$6.08	$270.97
Processing	$6.66	$245.30	$6.72	$299.50
Site General and Administrative	$1.18	$43.43	$1.22	$54.40
Jawoyn Royalty	$0.35	$12.93	$0.29	$12.91
Water Treatment	$0.07	$2.74	$0.09	$3.58
Tailings Management	$0.08	$2.91	$0.08	$3.51
Refining Costs	$0.09	$3.13	$0.07	$3.11
Power Credit	0	$0.00	-0.062	-2.67
Total Cash Costs	$15.49	$570.68	$14.48	$645.33

Note: Jawoyn Royalty and refinery costs calculated at $1,300 per ounce gold.  May not add due to rounding.

Mining and Production

The mine plan contains 207.7 million tonnes of ore mined from the Batman open pit plus 13.4 million tonnes of ore from the existing heap leach pad that is processed through the mill at the end of the mine life.  The mine plan contemplates that together, 221.0 million tonnes of ore containing 5.848 million ounces of gold at an average grade of 0.82 g Au/t are to be processed over the 13-year operating life of the Project.  Total gold recovered is expected to be 4.956 million ounces.  Average annual gold production over the life of the Project is expected to be 382,211 ounces, averaging 479,450 ounces during the first five years of operations, with 582,032 ounces produced in the first year of operations.  Commercial production is anticipated to begin after two years of construction and commissioning.

Estimated Annual Production

The table below highlights the production schedule.

Years	Ore Mined (kt)	Waste Mined (kt)	Strip Ratio (W:O)	Milled Ore (kt)	Milled Grade (g/t)	Contained Ounces (kozs)	Mill Production (kozs)
-1	10,437	16,850	1.61	-	-	-	-
1	13,174	27,284	2.07	17,750	1.19	682	582
2	23,679	32,692	1.38	17,750	0.83	473	404
3	20,112	74,220	3.69	17,799	0.95	543	463
4	34,149	54,933	1.61	17,750	1.00	570	487
5	10,843	98,928	9.12	17,750	0.95	542	462
6	6,427	71,318	11.10	17,750	0.56	317	270
7	10,429	53,987	5.18	17,799	0.55	317	270
8	14,965	43,800	2.93	17,750	0.61	349	298
9	22,633	33,942	1.50	17,750	0.78	448	382
10	37,943	14,990	0.4	17,750	1.24	709	605
11	2,895	47	0.02	17,799	0.84	481	411
12	-	-	-	17,750	0.49	278	224
13	-	-	-	7,895	0.54	137	98
Total	207,687	522,990	2.52	221,041	0.82	5,848	4,956

Note: May not add due to rounding.  Total milled ore includes material from the heap leach pad that is planned to be processed at the end of the mine life.

Project Mineral Reserves and Resources

The table below illustrates the updated reserve and resource estimate for the Project.  The effective date of the Batman and Quigleys deposits resource estimates is January 24, 2018.  The effective date of the heap leach resource estimate is July 9, 2014.

Mt. Todd Gold Project Reserves – 50,000tpd, 0.40 g Au/t cut-off and $1,250 per ounce gold
	Batman Deposit			Heap Leach Pad			Quigleys Deposit			Total
	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)
Proven	72,672	0.88	2,057	-	-	-	-	-	-	72,672	0.88	2,057
Probable	135,015	0.82	3,559	13,354	0.54	232	-	-	-	148,369	0.79	3,791
Proven & Probable	207,687	0.84	5,616	13,354	0.54	232	-	-	-	221,041	0.82	5,848

Mt. Todd Gold Project Resources
	Batman Deposit			Heap Leach Pad			Quigleys Deposit			Total
	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)	Tonnes (000s)	Grade (g/t)	Contained Ounces (000s)
Measured	77,725	0.88	2,191	-	-	-	457	1.27	19	78,182	0.88	2,210
Indicated	200,112	0.80	5,169	13,354	0.54	232	5,743	1.12	207	219,209	0.80	5,608
Measured & Indicated	277,837	0.82	7,360	13,354	0.54	232	6,200	1.13	225	297,391	0.82	7,818
Inferred	61,323	0.72	1,421	-	-	-	1,600	0.84	43	62,923	0.72	1,464

Note: Measured & indicated resources include proven and probable reserves.  Batman and Quigleys resources are quoted at a 0.40g Au/t cut-off grade.  Heap Leach resources are the average grade of the heap, no cut-off applied.  Economic analysis conducted only on proven and probable reserves.  Rex Bryan of Tetra Tech is the Qualified Person responsible for the geologic resource estimates.  Thomas Dyer of Mine Development Associates is the Qualified Person responsible for developing reserves for the Batman deposit.  Deepak Malhotra of Resource Development Inc. is the Qualified Person responsible for the metallurgical data and program, and for developing reserves for the heap leach.  See Cautionary Note to United States Investors below.

Project Description

Gold mineralization in the Batman deposit at the Project occurs in sheeted veins within silicified greywackes/shales/siltstones.  The Batman deposit strikes north-northeast and dips steeply to the east.  Higher grade zones of the deposit plunge to the south.  The core zone is approximately 200-250 meters wide and 1.5 km long, with several hanging wall structures providing additional width to the deposit.  Mineralization is open at depth as well as along strike, although the intensity of mineralization weakens to the north and south along strike.

In addition to the Mt Todd mining licenses, Vista controls over 1,100 sq. km of contiguous exploration licenses – all of which are located at the southeast end of the Pine Creek District.  Various gold targets have been identified in early-stage, grass roots exploration programs along the Cullen-Australis and Batman-Driffield structural corridors, the latter of which is the host to the Batman deposit.  To-date, Vista’s exploration efforts have primarily focused on the Batman deposit.  The Company is now in a position to expand its exploration activities in search of new deposits.

The Project is designed to be a conventional, owner-operated, large open-pit mining operation that will utilize large-scale mining equipment in a blast/load/haul operation.  Ore is planned to be processed in a large comminution circuit consisting of a gyratory crusher, two cone crushers, two HPGR crushers, and primary grinding by two ball mills and secondary grinding by six horizontal IsaMills as discussed in greater detail below.  Vista plans to recover gold in a conventional carbon-in-pulp (“CIP”) recovery circuit.

Metallurgy, Processing and Infrastructure

Vista has completed extensive metallurgic test work that was announced in separate press releases dated May 22, 2013, July 21, 2017 and November 24, 2017.

Vista’s metallurgic test work programs support: (1) ore hardness estimates at the Batman deposit that are consistent and do not change at depth; (2) the selection of HPGR, automated sorting and 2-stage grinding technologies as part of the comminution circuit; (3) estimated gold recovery rates based on optimized grind size and leach conditions; and (4) the processing of material from the historic heap leach pad at the end of the proposed mine life.

Significant improvements to the Project have been achieved through design changes in the comminution circuit.  Vista plans to screen the HPGR crusher product at 16 mm (5/8”) and use automated sorting technology (both x-ray transmission and laser) to remove the material that is sub-economic.  Testing indicates that approximately 10% of the run-of-mine plant feed can be eliminated with only a 1.3% gold loss using automated sorting.  The excess capacity in the HPGR circuit will be employed to create a final product that is nominally 3.5 mm (1/8”) or, approximately 50% smaller than previously planned.  This material will be wet screened and then classified to provide feed to the redesigned primary and secondary grinding circuits.  The Company has selected smaller, more energy efficient ball mills for the primary grinding circuit and horizontal IsaMills for the secondary grinding circuit.  Together, these mills are expected to efficiently produce a final product that is nominally 60 microns in size (a 33% reduction from previous studies).  Leaching tests conducted at this finer grind size indicated that an overall gold recovery of 86.4% (net of solution losses) can be expected, a significant improvement from the previous 81.7% recovery.  This results in a 4.1% increase in total gold production (net of sorting losses).

The robust comminution circuit is designed to process material with an average bond-work index 5% in excess of actual rock hardness based on the test work completed.  Gold will be recovered through a traditional CIP circuit.  Recovery rates are based on the results of 41 tests recently completed at present design conditions in addition to the tests completed in 2013.

Because the Project was an operating mine, infrastructure exists that reduces initial capital expenditure and significantly reduces capital risk related to infrastructure construction, which has been a major source of capital overruns in the mining industry over the last decade.  Existing mining infrastructure items include:

•	an existing tailings storage facility that will receive two raises and is expected to contain 62 million tonnes of material processed;
•	an existing fresh water storage reservoir that will receive a two-meter dam raise and will harvest stormwater sufficient to provide process water for year-round operations;
•	a natural gas pipeline at site that can supply sufficient natural gas to meet the Project’s energy requirements and would save considerably on project operating costs compared to grid-supplied power;
•	a paved road to site;
•	current electrical connection to the Northern Territory electric grid; and
•	process plant location has been cleared and graded, resulting in reduced earthworks costs due to the process plant location being the same as the previous process plant.

Other benefits of Mt Todd’s Northern Territory location include:

•	the Stuart highway – the main North / South highway in the Northern Territory is less than 15 km from the project site;
•	rail line parallel to the Stuart highway; and

•	the regional center of Katherine (population approximately 12,000) less than 60 km from site and the Territory capital of Darwin less than 300 km from site, which has port access.

Vista continues to work with the communities of Katherine and Pine Creek to develop a community-based project as opposed to the more typical fly-in, fly-out project, which is generally more expensive and limits the economic benefits of projects to local communities.

Opportunities for Additional Project Improvement

The PFS uses a natural gas price derived from east coast gas pricing.  Historically the Northern Territory gas grid was isolated from the national market and pricing was based on local supply and demand.  With the construction of the Northern Gas Pipeline (presently in progress), producers of natural gas will be able to sell gas to higher value markets on the east coast of Australia.  Presently there is little demand for NT gas on the east coast.  Vista has used a natural gas price derived from the east coast market.  The Company believes that there is significant opportunity to achieve a lower gas price when it is able to commit to the delivery of gas.

The power plant, as presently designed, is situated at the mine site. This results in an AUD 0.60 per GJ pipeline charge for transportation of gas in a spur line.  The Company has completed preliminary evaluations to consider moving the location of the power plant to a location near the main NT gas pipeline to eliminate this sustained operating cost.  Additional capital would be required, but reduced operating costs could be achieved.  The Company may elect this option after further evaluation.

The Company has a known resource at the Quigleys deposit.  Additional drilling and metallurgical testing is required to develop mine plans and ultimately convert part of the Quigleys resource to either proven or probable reserves.  The estimated grade of the Quigleys deposit is higher than the estimated average grade of the Batman deposit and could provide a source of higher-grade feed in the mid years of the Project when higher stripping in encountered and the average grade of feed to the plant is expected to decrease.

Conference Call Details

A conference call and webcast to discuss highlights of the PFS will be held Tuesday, January 30, 2018 at 2:00 pm MST.    A presentation accompanying the conference call will be made available on the Company’s website prior to the conference call.

Toll-free in North America: 888-378-4413
International: 647-792-1280

Confirmation Code:  8526874

This call will also be web-cast and can be accessed at the following web location:

http://event.on24.com/r.htm?e=1591324&s=1&k=D07C2A33BFD459430C3091BC1FBE6A04

This call will be archived and available at www.vistagold.com after January 30, 2018.  Audio replay will be available for 21 days by calling toll-free in North America: 888-203-1112, passcode 8526874.

Detailed Report

A NI 43-101 Technical Report will be filed on SEDAR within 45 days and will be available on our website at that time.  As part of the sensitivity analysis of the Project, Vista intends to complete and present the results of an alternate 33,000 tpd project as part of the NI 43-101 report.

About Vista Gold Corp.

The Company is a well-funded gold project developer. Our principal asset is our flagship Mt Todd gold project in Northern Territory, Australia.  Mt Todd is the largest known undeveloped gold project in Australia.

For further information, please contact Connie Martinez at (720) 981-1185.

For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as, the Company’s continued work on the Mt Todd gold project, process improvements will result in lower operating costs, reduced power consumption, increased gold recovery and higher gold production, estimates of reserves and resources, projected project economics, including anticipated production, average cash costs, before and after-tax NPV, IRR, capital requirements and expenditures, gold recovery after-tax payback, operating costs, average tonne per day milling, mining methods procedures, recovery, project design, life of mine, the Project is robust and world class, the continued advancement of Mt Todd, the improved valuation for shareholders, the Project is an advanced stage development project, estimated gold recovery, average annual production overtime, commencement of commercial production, timing for construction and commissioning, exploration of new deposits at Mt Todd, size of final product through the HPGR crusher, potential costs or savings related to gas price, ability to convert Quigley’s estimate to proven or probable reserves, grade of minerals at the Quigley deposit, timing for and completion of PFS and other such matters are forward-looking statements and forward-looking information. The material factors and assumptions used to develop the forward-looking statements and forward-looking information contained in this press release include the following:  the accuracy of the results of the PFS, mineral resource and reserve estimates, and exploration and assay results, the terms and conditions of our agreements with contractors and our approved business plan, the anticipated timing and completion of a feasibility study on the Project; the anticipated receipt of required permits; no change in laws that materially impact mining development or operations of a mining business, the potential occurrence and timing of a production decision; the anticipated gold production at the Project; the life of any mine at the Project; all economic projections relating to the Project, including estimated cash cost, NPV, IRR, and initial capital requirements; and Vista’s goal of becoming a gold producer.  When used in this press release, the words “optimistic,” “potential,” “indicate,” “expect,” “intend,” “plans,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate,” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of resource estimates, estimates of results based on such resource estimates; risks relating to cost increases for capital and operating costs;  risks related to the timing and the ability to obtain the necessary permits, risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in Vista’s Annual Report Form 10-K as filed on February 22, 2017 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

Cautionary Note to United States Investors

The United States Securities and Exchange Commission (“SEC”) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. This press release uses the terms “Proven reserves” and “Probable reserves”.   Reserve estimates contained in this press release are made pursuant to NI 43-101 standards in Canada and do not represent reserves under SEC Industry Guide 7 standards.  Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and all necessary permits and government approvals must be filed with the appropriate governmental authority.  Additionally, this press release uses the terms “Measured resources”, “Indicated resources”, and “Measured & Indicated resources”.  We advise U.S. investors that while these terms are Canadian mining terms as defined in accordance with NI 43-101, such terms are not recognized under SEC Industry Guide 7 and normally are not permitted to be used in reports and registration statements filed with the SEC.  Mineral resources described in this press release have a great amount of uncertainty as to their economic and legal feasibility. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade, without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC.  “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that any or all part of an Inferred resource will ever be upgraded to a higher category. U.S. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.